Power of Attorney

KNOW ALL MEN BY THESE PRESENTS that I, the

undersigned, do hereby appoint Craig L. Brown, Philip A. Theodore, Harold

W. Ingalls and Samuel R. Schwartz or either one of them, my

attorney-in-fact soley for the purpose of signing for me and in my name and on my behalf any and all required Form 3, Form 4, or Form 5 filings, and any new related filings, if any, promulgated by the Securities and Exchange
Commission pursuant to Section 16 of the Securities Exchange Act of 1934
and I hereby authorize them, or either one of them, to do and to perform any and all things necessary to be done in the premises as fully and effectively in all respects as I could do if personnally present.


IN
WITNESS WHEREOF, I have hereunto set my hand and seal this 16 day of May,
2003.

/s/ Desmond H. O'Connell
Printed Name:
Desmond H. O'Connell


Rosemary J. Hosey(SEAL)
Notary Public for
the state of Georgia
My
Commission Expires: 1/23/08